                                                                     EXHIBIT 5.1

March 16, 2001

Applied Micro Circuits Corporation
6290 Sequence Drive
San Diego, CA  92121

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Applied Micro Circuits Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 53,860 shares of the Company's Common Stock, $.01 par value (the "Shares"), issuable upon the exercise of outstanding options issued pursuant to the Raleigh Technology Corp. Equity Compensation Plan (the "Plan"). Such options were assumed by the Company in connection with the Agreement and Plan of Merger and Reorganization dated as of January 29, 2001 (the "Merger Agreement"), by and among the Company, Dunhill Merger Sub, Inc., Raleigh Technology Corp. ("RTC") and certain securityholders of RTC.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plan, the form of option agreement, the Merger Agreement, the Certificate of Merger, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the assumed option agreements and the Merger Agreement will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



D. Bradley Peck